EXHIBIT 99.1

Luvu Brands Reports Fiscal 2023 Second Quarter and Six Month Results and Announces Conference Call

Reports Record Q2 Net Sales of $8.1 million

Atlanta, Georgia, February 17, 2022 – Luvu Brands, Inc. (OTCQB: LUVU), a designer, manufacturer and marketer of a portfolio of consumer lifestyle brands, today reported financial results for its fiscal second quarter, which ended December 31, 2022.

Fiscal Second Quarter 2023 Highlights

Three months ended December 31, 2022 as compared to the three months ended December 31, 2021

•	Net sales increased 13.2% to a record $8.1 million.
•	Total gross profit of $2.3 million, an increase from prior year’s $1.6 million.
•	Gross profit as a percentage of net sales of 27.8% compared to 21.9% in the prior year.
•	Operating expenses were $1.5 million compared to $1.3 million in fiscal 2022.
•	Net income was $0.7 million, or $0.01 per share, compared to net income of $0.2 million, or $0.00 per share, in fiscal 2022.
•	Adjusted EBITDA of $877,000 compared to $332,000 in the prior fiscal year second quarter.

First Six Months of Fiscal 2023 Highlights

Six months ended December 31, 2022 as compared to the six months ended December 31, 2021

•	Net sales increased 20.8% to a record $16.2 million.
•	Total gross profit of $4.2 million, an increase from prior year’s $3.1 million.
•	Gross profit as a percentage of net sales of 26.1% compared to 22.9% in the prior year.
•	Operating expenses were $2.8 million compared to $2.5 million in fiscal 2022.
•	Net income was $1.2 million, or $0.02 per share, compared to net income of $0.4 million, or $0.01 per share, in fiscal 2022.
•	Adjusted EBITDA of $1,557,000 compared to $733,000 in the prior fiscal year second quarter.

Louis Friedman, Chairman and Chief Executive Officer, commented, “We are pleased to report better-than-expected results for the second quarter with net revenues of $8.1 million versus $7.2 million a year ago and up 42% versus second quarter fiscal 2021 net revenues of $5.7 million. Gross margin increased 6 basis points in the second quarter primarily due to direct-to-consumer sales of our Liberator brand.

Despite the dramatic slowdown in the housing market and the widespread discounting in mass market and Amazon we still delivered a 27.8% adjusted operating margin in the second quarter.

While economic and world-events remain uncertain, we expect the next several quarters to pose a short-term challenge in continuing this accelerated business trend.”

Fiscal Second Quarter 2023 Results

Net sales increased 13.2% to $8.1 million, compared to $7.2 million in the same year-ago quarter. Sales of the Company’s flagship Liberator brand increased 49% from the prior year to $4.9 million. Jaxx product sales decreased 11% from the prior year to $2.1 million, and Avana sales decreased 31% to $0.5 million. Net sales of products purchased for resale decreased 24% from the prior year to $0.4 million and Other revenue decreased 24% to $0.3 million.

Total gross profit for the second quarter was $2.3 million, a 43% increase from $1.6 million in the prior-year second quarter. Gross profit as a percentage of net sales increased to 27.8% from 21.9% in the prior fiscal year.

Operating expenses were approximately 18% of net sales, or approximately $1,476,000, compared to 19% of net sales, or approximately $1,326,000, for the same period in the prior year.

Net income for the quarter was $695,000, or $0.01 per share, compared to net income of $167,000, or $0.00 per share in the prior-year second quarter.

Adjusted EBITDA for the three months ended December 31, 2022, was $877,000, compared to $332,000 in the prior fiscal year.

Cash and cash equivalents on December 31, 2022 totaled $1.9 million compared to $0.9 million at June 30, 2022.

Conference Call

Management will host a conference call at 11:00 a.m. EST (10:00 a.m. CST; 8:00 a.m. PST) on Friday, February 21, 2023. To listen and participate in the call, please register on this weblink: https://www.webcaster4.com/Webcast/Page/2527/47739

A Q&A session will take place after the formal presentation, which shareholders and other interested parties can partake in through the aforementioned weblink or by dialing 877-545-0523 (international: 973-528-0016) using the participant access code 623547.

Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements. Such forward-looking statements can be identified by the use of words such as ''should,'' ''may,'' ''intends,'' ''anticipates,'' ''believes,'' ''estimates,'' ''projects,'' ''forecasts,'' ''expects,'' ''plans,'' and ''proposes.'' These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. You are urged to carefully review and consider any cautionary statements and other disclosures in our Annual Report on Form 10-K for the fiscal year ended June 30, 2022 as filed with the Securities and Exchange Commission (the "SEC") on October 12, 2022 and our other filings with the SEC. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of Luvu Brands, Inc. and are difficult to predict. Luvu Brands, Inc. does not undertake any duty to update any forward-looking statements except as may be required by law. The information which appears on our websites and our social media platforms is not part of this press release.

Use of Non-GAAP Financial Measures

Luvu Brands’ management evaluates and makes operating decisions using various financial metrics. In addition to the Company's GAAP results, management also considers the non-GAAP measure of Adjusted EBITDA and Non-GAAP Operating Margin. As used herein, Adjusted EBITDA represents net income before interest income, interest expense, income taxes, depreciation, amortization, and stock-based compensation expense, and Non-GAAP Operating Margin means Adjusted EBITDA divided by net sales. Management believes that these non-GAAP measures provide useful information about the Company's operating results. Neither Adjusted EBITDA nor Non-GAAP Operating Margin have been prepared in accordance with GAAP. These non-GAAP financial measures should not be considered as alternatives to, or more meaningful than, gross profit and net income as indicators of the Company’s operating performance. Further, these non-GAAP financial measures, as presented by the Company, may not be comparable to similarly titled measures reported by other companies. The Company has attached to this press release a reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

About Luvu Brands

LUVU BRANDS (OCBQB LUVU) is a manufacturer, designer and curator in the sexual wellness, bedroom comfort and casual furniture space. The Company is headquartered in Atlanta, Georgia in a 140,000 square foot facility employing over 225 people. Product collections are offered through its wholesale retailers, mass market e-tailers, Amazon, own factory showroom and online at www.liberator.com, www.jaxxbeanbags.com, www.avanacomfort.com. For additional information see www.luvubrands.com.

Company Contact:

Luvu Brands, Inc.

Alexander A. Sannikov

Chief Financial Officer

770-246-6426

IR@LuvuBrands.com

Second Quarter 2023 Results

Consolidated Balance Sheets

		12/31/2022		6/30/2022
		(unaudited)		
		(in thousands, except share data)		
ASSETS				
Current assets:				
Cash and cash equivalents	$	1,875	$	859
Receivables, net		1,053		1,192
Inventories, net		3,931		3,817
Prepaid expenses		175		165
Total current assets		7,034		6,033
Equipment and leasehold improvements, net		1,963		2,029
Finance lease assets		32		47
Operating lease assets		2,090		2,255
Other assets		99		100
Total assets	$	**11,218**		**10,464**
LIABILITIES AND STOCKHOLDERS' EQUITY				
Current liabilities:				
Accounts payable	$	2,619	$	2,680
Current debt		1,780		1,618
Other accrued liabilities		675		630
Operating lease liability		368		331
Total current liabilities		5,442		5,259
Noncurrent liabilities:				
Long-term debt		727		1,183
Long-term operating lease liability		1,874		2,068
Total noncurrent liabilities		2,601		3,251
Total liabilities		8,043		8,510
Stockholders' equity:				
Common stock		765		760
Additional paid-in capital		6,211		6,183
Accumulated deficit		(3,801)		(4,989)
Total stocholders' equity		3,175		1,954
Total liabilities and stockholders' equity	$	**11,218**	$	**10,464**

Consolidated Statement of Cash Flow

	Six Months Ended	
	12/31/2022	12/31/2021
	(Unaudited)	(Unaudited)
	(in thousands, except share data)	
OPERATING ACTIVITIES:		
Net income	**$ 1,188**	$ 394
Adjustments to reconcile net income to net cash provided by operating activities:		
Depreciation and amortization	**175**	149
Stock based compensation expense	**22**	10
Provision for bad debt	**1**	1
Amortization of operating lease asset	**165**	144
Changes in operating assets and liabilities:		
Accounts receivable	**54**	128
Inventories	**(114)**	(65)
Prepaid expenses and other assets	**(9)**	(38)
Accounts payable	**(61)**	(71)
Accrued compensation	**(16)**	(204)
Accrued expenses and interest	**155**	124
Operating lease liability	**(158)**	(128)
Net cash provided by operating activities	**1,402**	444
INVESTING ACTIVITIES:		
Investment in equipment and leasehold improvements	**(54)**	(46)
Net cash used in investing activities	**(54)**	(46)
FINANCING ACTIVITIES:		
Proceeds from unsecured notes payable	**-**	(200)
Repayment of unsecured notes payable	**-**	200
Net cash provided by (repaid to) line of credit	**(165)**	(49)
Repayment of credit card advance	**-**	(117)
Repayments of secured notes payable	**-**	-
Repayment of unsecured line of credit	**(6)**	(6)
Proceeds from exercise of stock options	**2**	3
Payments on equipment notes	**(156)**	(121)
Principal payments on leases payable	**(7)**	(4)
Net cash provided by financing activities	**(332)**	(294)
Net increase (decrease) in cash and cash equivalents	**1,016**	104
Cash and cash equivalents at beginning of period	**859**	977
CASH AND CASH EQUIVALENTS AT END OF PERIOD	**$ 1,875**	$ 1,081

SUPPLEMENTAL FINANCIAL INFORMATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES